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Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES SECOND QUARTER RESULTS

        NEW YORK, FEBRUARY 3, 2004—K-Sea Transportation Partners L.P. (NYSE: KSP) reported earnings for its predecessor, K-Sea Transportation LLC and subsidiaries, for the three and six month periods ended December 31, 2003. On January 14, 2004, the business of K-Sea Transportation LLC and its subsidiaries was contributed to K-Sea Transportation Partners L.P. in connection with the initial public offering of common units representing limited partnership interests in K-Sea Transportation Partners L.P.

        For the three months ended December 31, 2003, net income was $0.2 million, compared to $0.4 million for the three months ended December 31, 2002. The decrease of $0.2 million resulted from a decrease of $0.4 million in operating income, partially offset by reduced interest expense. For the six months ended December 31, 2003, net income increased to $1.5 million from $0.3 million for the six months ended December 31, 2002. The increase of $1.2 million resulted from an increase in operating income of $1.0 million and a reduction of interest expense of $0.2 million.

        For the three months ended December 31, 2003, operating income was $2.2 million, compared to $2.6 million for the three months ended December 31, 2002. The decrease of $0.4 million resulted primarily from a greater number of scheduled shipyard days for K-Sea's tug and barge fleet. The increase in scheduled shipyard days resulted in lower utilization of certain larger coastwise vessels including the KTC 155, which began its double-hulling process in the second quarter, and increases in certain related operating expenses.     For the six months ended December 31, 2003, operating income was $5.9 million, compared to $4.9 million for the six months ended December 31, 2002. The increase of $1.0 million resulted primarily from the operation of two newbuild tank barges, the DBL 81 and DBL 82, which were delivered in February and June, respectively, of 2003.

        For the three months ended December 31, 2003, net voyage revenue (voyage revenue less voyage expenses) was $17.3 million, which approximated the net voyage revenue for the three months ended December 31, 2002. For the six months ended December 31, 2003, net voyage revenue was $35.9 million, compared to $33.9 million for the six months ended December 31, 2002. The increase of $2.0 million resulted primarily from the operation of the newbuilds DBL 81 and DBL 82.

        On January 16, 2004, K-Sea took delivery of the DBL 102, the fourth and final newly built, double-hulled tank barge pursuant to a construction contract with Bollinger Gretna, L.L.C. The vessel began work immediately in the coastwise trade. As previously announced, the Company also recently acquired a 140,000 barrel double-hulled barge and an 8,000 horsepower tugboat, renamed the DBL 140 and the Lincoln Sea, respectively. This integrated tug barge unit, built in 2000, had been leased and operated by SeaRiver Maritime, Inc., a subsidiary of Exxon Mobil Corporation (NYSE:XOM), and is being utilized for Exxon Mobil's petroleum products transportation in the Northeast United States under a multi-year contract with SeaRiver.

        Additionally, modification of the DBL 105 for petroleum transportation and the double hulling of the KTC 155 are proceeding on schedule. Capital expenditures on these and certain other projects totaled $7.9 million in the three months ended December 31, 2003.

        K-Sea intends to pay its initial quarterly distribution to unitholders for the quarter ending March 31, 2004. This distribution will be pro-rated to cover the period from January 14, 2004 (the completion date of the initial public offering) to March 31, 2004, and is expected to be declared near the end of April 2004 for payment in May.

        K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico. For additional information about K-Sea Transportation Partners L.P., please visit K-Sea's website, and the Investor Relations section, at www.k-sea.com.

Cautionary Statements

        This press release contains forward-looking statements, which include any statements that are not historical facts, such as expectations regarding the timing of vessel modifications and the payment of distributions. These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels or the retrofitting or modification of older vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

K-SEA TRANSPORTATION PARTNERS L.P.
Successor to K-Sea Transportation LLC (predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands)

	Three months ended December 31,		Six months ended December 31,
	2002	2003	2002	2003
Voyage revenue	$20,434	$20,541	$40,121	$43,430
Bareboat charter and other revenue	573	530	1,241	1,072

Total revenues	21,007	21,071	41,362	44,502
Voyage expenses	3,182	3,225	6,219	7,535
Vessel operating expenses	8,803	9,603	17,843	19,008
General and administrative expenses	2,208	1,798	4,007	3,787
Depreciation and amortization	4,218	4,226	8,347	8,280
Net loss on sale of vessels	5	—	93	—

Total operating expenses	18,416	18,852	36,509	38,610
Operating income	2,591	2,219	4,853	5,892
Interest expense, net	2,228	2,051	4,461	4,222
Other expense (income), net	(13)	(73)	84	(106)

Income before provision for income taxes	376	241	308	1,776
Provision for income taxes	24	36	20	266

Net income	$352	$205	$288	$1,510

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K-SEA TRANSPORTATION PARTNERS L.P. Successor to K-Sea Transportation LLC (predecessor) CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands)